Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by references in this Amendment No. 2 (Post-Effective Amendment No. 1) to Form S-4 Registration Statement No. 333-25003 of Morgan Stanley, Dean Witter, Discover & Co. (the "Registrant") on Form S-8 (relating to the Morgan Stanley Group Inc. 1995 Equity Incentive Compensation Plan, Morgan Stanley Group Inc. 1988 Equity Incentive Compensation Plan and Morgan Stanley Group Inc. 1986 Stock Option Plan) of our reports dated February 21, 1997, appearing in and incorporated by reference in the Annual Report on Form 10-K of the Registrant for the year ended December 31, 1996; and our report dated May 31, 1997, appearing in the Current Report on Form 8-K of the Registrant filed on June 2, 1997 (which makes reference to the audit of Morgan Stanley Group Inc. by other auditors).

/S/ DELOITTE & TOUCHE LLP

New York, New York
June 2, 1997